PMA CAPITAL [LOGO]
A Specialty Risk Management Company

Mellon Bank Center Suite 2800
1735 Market Street
Philadelphia, PA 19103-7590

PRESS RELEASE

For Release: Immediate

      Contact: Albert D. Ciavardelli
                    (215) 665-5063

PMA Capital Reports Second Quarter 2001 Results

Philadelphia, PA, August 1, 2001 -- PMA Capital Corporation (NASDAQ: PMACA) today announced second quarter 2001 after-tax operating income (net income excluding after-tax net realized investment gains and losses) of $5.0 million, or $0.23 per diluted share, compared with $7.8 million, or $0.35 per diluted share, for the same period last year. For the first six months of 2001, PMA Capital reported after-tax operating income of $10.7 million, or $0.49 per diluted share, compared with $15.8 million, or $0.70 per diluted share, for the same period last year.

Net income for the second quarter of 2001 was $6.0 million, or $0.28 per diluted share, compared with $10.1 million, or $0.45 per diluted share, for the second quarter of 2000. For the first six months of 2001, net income was $14.1 million, or $0.65 per diluted share, compared with $14.5 million, or $0.64 per diluted share, for the comparable period last year. Included in net income for the second quarter and first six months of 2001 were after-tax net realized investment gains of $1.0 million and $3.4 million, compared with after-tax net realized gains of $2.3 million and after-tax net realized losses of $1.3 million for the same periods last year.

PMA Capital’s results for the first six months of 2001 included an after-tax gain of $6.3 million, or $0.29 per diluted share, from the sale of real estate, as well as a tax benefit of $10.1 million, or $0.46 per diluted share, resulting from the completion of an IRS examination. Partially offsetting the favorable impact on earnings from these first quarter 2001 events were after-tax losses of $14.5 million, or $0.66 per diluted share, at PMA Capital’s excess and surplus lines company, Caliber One, during the first quarter of 2001. These losses primarily relate to exposures on policies written in prior years for the nursing home class of business, all of which were cancelled or non-renewed in 2000.

“Results for the second quarter of 2001 are in line with our expectations and reflect the sound execution of our business plan for the current year, which is grounded in focused and disciplined underwriting,” stated John W. Smithson, President and Chief Executive Officer of PMA Capital. “Coming into 2001, we expected to benefit from leveraging PMA’s marketplace vitality and financial condition in an improving insurance marketplace. Indeed, our results this quarter have benefited from the combination of targeted growth opportunities, improved pricing and continued tightening of terms and conditions in the marketplace.”

Smithson further commented on the trends in pricing, “So far in 2001, we have experienced substantial price increases across all of PMA Capital’s specialty insurance businesses with premiums on PMA Re’s renewed business rising approximately 20%. We are seeing price increases averaging 15% for the workers’ compensation business and 25% for other commercial lines business written by The PMA Insurance Group. At Caliber One, rates have risen on average by more than 25% on its excess and surplus lines business. We will continue to seek pricing improvement in the second half of 2001, which together with the price increases achieved in the first half of the year should provide a solid foundation for earnings momentum going into 2002.”

Revenues for the second quarter of 2001 and 2000 were $217.1 million and $177.9 million, respectively. For the first six months, revenues were $410.7 million in 2001, compared to $329.4 million in 2000. The 22% and 25% increases in revenues for the quarter and year-to-date periods primarily reflect strong growth in written premiums in all three of PMA Capital’s specialty insurance businesses.

Financial Condition
Total assets were $3.6 billion as of June 30, 2001, compared with $3.5 billion as of December 31, 2000. Shareholders’ equity was $455.8 million as of June 30, 2001, compared with $440.0 million as of December 31, 2000 and $434.6 million as of June 30, 2000.

Book value per share, including unrealized gains and losses, increased to $21.16 as of June 30, 2001, compared with $20.40 and $19.89 as of December 31, 2000 and June 30, 2000, respectively. Excluding unrealized gains and losses, book value per share was $21.47 as of June 30, 2001, compared with $21.07 as of December 31, 2000 and $21.74 as of June 30, 2000.

PMA Re
PMA Re reported pre-tax operating income of $6.6 million for the second quarter of 2001, compared with $12.8 million for the same period last year. Pre-tax operating income for the first six months of 2001 was $12.5 million, compared with $26.8 million for the first six months of 2000. These declines in earnings are mainly due to decreased underwriting results and lower net investment income.

Gross premiums written in the second quarter of 2001 were $111.4 million, an increase of $19.7 million, or 22%, compared to the second quarter of 2000. For the first six months of 2001, gross premiums written increased to $192.3 million, or 7%, compared to 2000. PMA Re’s premiums written, net of reinsurance, increased to $85.2 million for the second quarter and $149.1 million for the first six months, compared with $74.3 million and $141.6 million for the same periods last year. The increase in premiums written reflects higher premium volume for the Finite Risk & Financial Products unit, which continues to achieve targeted growth by providing non-traditional reinsurance coverages. Partially offsetting this growth was lower premium volume in PMA Re’s Specialty and Traditional treaty reinsurance units, reflecting PMA Re’s unwillingness to underwrite accounts that did not meet its pricing guidelines.

The combined ratio, as computed using generally accepted accounting principles (GAAP), was 105.6% and 107.0% for the second quarter and first six months of 2001, compared with 101.9% and 101.1% for the same periods last year. The increase in the GAAP combined ratio for the second quarter of 2001 is largely due to a higher expense ratio. The increase in the GAAP combined ratio for the first six months of 2001, is primarily due to lower levels of favorable prior accident year loss development in 2001, compared with the first six months of 2000.

Net investment income was $11.7 million and $23.8 million for the second quarter and first six months of 2001, compared with $14.1 million and $28.3 million for the same periods last year. These declines primarily reflect higher interest charges on funds held retrocessional arrangements, which are netted against investment income, and, to a lesser extent, lower invested asset yields.

The PMA Insurance Group
The PMA Insurance Group reported pre-tax operating income of $5.8 million for the second quarter of 2001, up 3% from $5.6 million for the same period last year. For the first six months of 2001, pre-tax operating income was $11.5 million, an increase of 2%, compared with $11.2 million for the same period last year. These increases are primarily due to improved underwriting results, as premium growth in 2001 outpaced the growth in losses and expenses. Partially offsetting the improvement in underwriting results was lower investment income.

For the second quarter of 2001, gross premiums written by The PMA Insurance Group increased 20% to $76.1 million, compared with $63.2 million for the second quarter of 2000. For the first six months of 2001, gross premiums written increased 30% to $218.6 million, compared with $168.4 million for the same period last year. Net premiums written increased 26% to $61.6 million for the second quarter of 2001, compared with $48.9 million for the second quarter of 2000. Net premiums written increased 39% to $189.5 million for the first six months of 2001, compared with $136.4 million for the comparable period last year. The significant growth in premiums reflects improved pricing in all of The PMA Insurance Group’s lines of business, including the workers’ compensation line, as well as an increase in the level of workers’ compensation risks underwritten by The PMA Insurance Group as it continues its focused marketing efforts in selected territories.

The GAAP combined ratio in 2001 was 106.1% for the second quarter and 105.9% for the first six months, both of which improved from the corresponding periods last year when the GAAP combined ratio was 110.2% and 111.5%, respectively.

Net investment income decreased by $1.7 million and $4.3 million in the second quarter and first six months of 2001, compared with the comparable periods of 2000. These declines reflect a lower invested asset base resulting from the paydown of prior years’ losses and a reduction in invested assets as part of reinsuring liabilities of The PMA Insurance Group’s former run-off operations late in 2000.

Caliber One
Caliber One reported pre-tax operating income of $57,000 for the second quarter of 2001, compared with a pre-tax operating loss of $518,000 for the same period last year. For the first six months of 2001, Caliber One had a pre-tax operating loss of $22.3 million, compared with a pre-tax operating loss of $2.8 million in 2000. The improvement in Caliber One’s operating results for the second quarter of 2001 is a result of lower underwriting losses in certain casualty lines of business, partially offset by higher underwriting losses in property lines of business. Caliber One’s year-to-date 2001 results include $17.8 million of losses from higher than anticipated claims frequency and severity relating to certain casualty and property lines of business, primarily professional liability coverages for the nursing home class of business, for policies written in the latter part of 1999 and early 2000, all of which have been cancelled or non-renewed.

Caliber One’s gross premiums written in 2001 were $31.4 million for the second quarter and $64.1 million for the first six months of 2001, compared with $24.0 million and $57.2 million for the same periods in 2000. Caliber One’s net premiums written in 2001 were $28.1 million for the second quarter and $31.5 million for the first six months of 2001, compared with $(316,000) and $9.4 million for the comparable periods in 2000. The increases in premiums written in 2001 reflect growth in policy volume in property and casualty classes of business as well as rate increases. Offsetting policy growth in 2001 was Caliber One’s decision in 2000 to exit from certain segments of the professional liability line of business, primarily the nursing home class, and from certain segments of the commercial automobile line of business. In addition, net premiums written in 2000 included substantial amounts of ceded premiums relating to the exited lines of business.

Net investment income was $666,000 and $1.4 million for the second quarter and first six months of 2001, compared to $793,000 and $2.0 million for the same periods last year. The declines in investment income are largely due to increases in interest charged on funds held reinsurance contracts.

Corporate and Other
The Corporate and Other segment includes unallocated investment income and expenses, including debt service, as well as the results of certain of the Company’s real estate properties. For the second quarter of 2001 and 2000, pre-tax operating losses for this segment were $4.3 million and $5.6 million, respectively. Through six months of 2001 pre-tax operating income in Corporate and Other was $98,000, compared to a pre-tax operating loss of $10.7 million for the same period last year.

Interest expense is the single largest expense component of the Corporate and Other segment. For the second quarter and first six months of 2001, interest expense declined $1.2 million and $2.1 million due to a lower average balance of debt outstanding and lower interest rates. Year-to-date results for the Corporate and Other segment also include a pre-tax gain of $9.8 million from the sale of certain real estate properties, which netted PMA Capital $14.4 million of cash proceeds in the first quarter.

Share Repurchase Plan
During 2001, PMA Capital repurchased 92,000 shares of its Class A Common Stock at a cost of $1.6 million (average per share price was $17.74). Since the inception of its share repurchase program in February 1998, PMA Capital has repurchased a total of 3.6 million shares at a total cost of $69.2 million (average per share price was $19.19).

As of August 1, 2001, the remaining share repurchase authorization was $20.9 million.

Quarterly Dividends
PMA Capital also announced today that its Board of Directors declared a regular quarterly dividend on its Class A Common Stock of $0.105 per share to shareholders of record on September 10, 2001. The dividends will be paid on October 1, 2001. PMA Capital has paid dividends to its shareholders every year since the company was formed in 1915.

Business Outlook
Based on management’s current expectations, the estimated range of consolidated after-tax operating earnings for 2001, a key performance measure, is between $0.70 and $1.00 per diluted share. This statement is forward-looking, and actual results may differ materially. Please see the Cautionary Statements that follow for the factors that may cause actual results to differ materially from our current expectations.

Status of Business Outlook
PMA Capital’s corporate representatives authorized to speak on behalf of the Company may meet privately during the quarter with investors, the media, investment analysts and others. At these meetings, PMA Capital’s spokespersons may reiterate the Business Outlook published in this press release. At the same time, PMA Capital will keep this press release, including this Business Outlook publicly available on its website at http://www.pmacapital.com. Prior to the start of the Quiet Period (described below), the public can continue to rely on this Business Outlook as still being PMA Capital’s current expectations on matters covered, unless PMA Capital publishes a press release stating otherwise.

Beginning October 17, 2001, PMA Capital will observe a “Quiet Period” during which the Business Outlook as provided in this press release and the Company’s periodic filing on Form 10-Q no longer constitute management’s current expectations. During the Quiet Period, the Business Outlook in these documents should be considered historical, speaking as of prior to the beginning of the Quiet Period only and should not be relied upon. The Company expressly disclaims any current intention to update its Business Outlook during the Quiet Period. During the Quiet Period, PMA Capital spokespersons will not comment on the Business Outlook or PMA Capital’s financial results or expectations. The Quiet Period will last until PMA Capital’s next quarterly Earnings Release is published, currently scheduled for November 7, 2001.

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
The statements contained in this press release, including those in the Business Outlook section and made by John W. Smithson, and oral statements made by individuals authorized to speak on behalf of PMA Capital Corporation (the “Company”) that are not historical facts are forward-looking statements and are based on estimates, assumptions and projections. Actual results may differ materially from those projected in the forward-looking statements.

These forward-looking statements are based on currently available financial, competitive and economic data and the Company’s current operating plans based on assumptions regarding future events. The Company’s actual results could differ materially from those expected by the Company’s management. The factors that could cause actual results to vary materially, some of which are described with the forward-looking statements, include, but are not limited to:

•	changes in general economic conditions, including the performance of financial markets, interest rates and the level of unemployment;
•

 regulatory or tax changes, including changes in risk-based capital or other regulatory standards that affect the cost of or demand for the Company’s products or otherwise affect the ability of the Company to conduct its business;

•

 competitive conditions resulting from the significant amount of capital in the property and casualty insurance marketplace that may affect the level of rate adequacy related to the amount of risk undertaken and that may influence the sustainability of adequate rate changes;

•	the effect of changes in workers' compensation statutes and their administration;
•	the Company's ability to predict and effectively manage claims related to insurance and reinsurance policies;
•	the lowering or loss of one or more of the financial strength or claims paying ratings of the Company's insurance subsidiaries;
•	adequacy of reserves for claim liabilities;
•	adverse property and casualty loss development for events the Company insured in prior years;
•	adequacy and collectibility of reinsurance purchased by the Company;
•	severity of natural disasters and other catastrophes;
•	reliance on key management; and
•	other factors disclosed from time to time in the Company’s most recent Forms 10-K, 10-Q and 8-K filed by the Company with the Securities and Exchange Commission.

Investors should not place undue reliance on any forward-looking statements. Unless otherwise stated, the Company disclaims any current intention to update forward-looking information and to release publicly the results of any future revisions we may make to forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

PMA Capital’s Second Quarter Statistical Supplement, which provides more detailed historical information about PMA Capital and its insurance businesses, is available on our website. Please see the Investor Information section of our website at http://www.pmacapital.com. You may also obtain a copy of this supplement from the Company by sending your request to:
          Albert Ciavardelli
          Vice President – Finance
          PMA Capital Corporation
          1735 Market Street
          Philadelphia, PA 19103

Alternatively, you may submit your request by telephone (215.665.5063) or by e-mail to aciavardelli@pmare.com.

PMA Capital Corporation, headquartered in Philadelphia, Pennsylvania, is an insurance holding company, whose operating subsidiaries provide specialty risk management products and services to customers throughout the United States. The primary product lines of PMA Capital’s subsidiaries include: 1) property and casualty reinsurance, underwritten and marketed through PMA Re; 2) workers’ compensation, integrated disability and other commercial property and casualty lines of insurance in the Mid-Atlantic and Southern regions of the United States, underwritten and marketed under the trade name The PMA Insurance Group; and 3) excess and surplus lines coverages, underwritten and marketed by Caliber One.

PMA Capital Corporation
Financial Data
(Dollars in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
Income Statement Data:	2001	2000	2001	2000

Net premiums written:
PMA Re	$85,196	$74,280	$149,123	$141,593
The PMA Insurance Group	61,621	48,935	189,486	136,381
Caliber One	28,117	(316)	31,548	9,358
Corporate and Other	(201)	(397)	(403)	(491)

Consolidated	$174,733	$122,502	$369,754	$286,841

Revenues:
Net premiums earned:
PMA Re	$89,414	$71,035	$163,308	$134,493
The PMA Insurance Group	81,458	67,690	161,576	124,782
Caliber One	19,788	6,470	20,190	12,241
Corporate and Other	(201)	(397)	(403)	(491)

Consolidated net premiums earned	190,459	144,798	344,671	271,025
Net investment income	22,043	26,290	44,376	53,692
Realized gains (losses)	1,561	3,532	5,312	(1,929)
Other revenues	3,012	3,274	16,315	6,661

Consolidated revenues	$217,075	$177,894	$410,674	$329,449

Components of operating income (loss) (1):
PMA Re	$6,611	$12,779	$12,533	$26,762
The PMA Insurance Group	5,773	5,616	11,490	11,218
Caliber One	57	(518)	(22,256)	(2,791)
Corporate and Other	(4,276)	(5,602)	98	(10,714)

Pre-tax operating income	$8,165	$12,275	$1,865	$24,475

After-tax operating income	$5,025	$7,844	$10,678	$15,772

Net income	$6,040	$10,140	$14,131	$14,518

Weighted average common shares outstanding:
Basic	21,520,461	22,057,649	21,511,941	22,161,668
Diluted	21,861,063	22,563,556	21,875,746	22,690,030

After-tax operating income per share:
Basic	$0.23	$0.36	$0.49	$0.71

Diluted	$0.23	$0.35	$0.49	$0.70

Net income per share:
Basic	$0.28	$0.46	$0.66	$0.66

Diluted	$0.28	$0.45	$0.65	$0.64

Balance Sheet Data:	June 30, 2001		December 31, 2000
Total assets		$3,641,143		$3,469,406
Shareholders' equity		$455,802		$440,046
Shareholders' equity per share (including FAS 115)		$21.16		$20.40
Shareholders' equity per share (excluding FAS 115)		$21.47		$21.07

(1)

Pre-tax operating income represents pre-tax income from continuing operations, excluding net realized investment gains (losses). After-tax operating income is net income excluding after-tax net realized investment gains (losses). Operating income is a non-GAAP measure of financial performance.